Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Ultimate Software Group, Inc.:
We consent to the use of our reports dated March 16, 2007, with respect to the consolidated balance sheets of The Ultimate Software Group, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference herein.
Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.
Also, our report on the consolidated financial statements refers to the Company’s changing its method of quantifying errors in 2006.

/s/ KPMG LLP
KPMG LLP

Miami, Florida
May 15, 2007
Certified Public Accountants